Exhibit 99.1

Press Release

Aspen Updates its Assessment of Losses Sustained from Hurricane Katrina and the New Orleans Flood and Announces its Initial Assessment of Losses from Hurricane Rita

Hamilton, BERMUDA, October 3, 2005 — Aspen Insurance Holdings Limited (the "Company") (NYSE:AHL; BSX:AHL BH) today announced that it has updated its assessment of estimated losses from Hurricane Katrina and the New Orleans Flood. Based on information available and evaluations to date, the Company estimates that its retained losses, after recoveries from its outwards reinsurance program and the impact of outwards and inwards re-instatement premiums, are likely to be between $325 million and $400 million on an after tax basis. This equates to estimated gross losses to the Company of between approximately $840 million and $925 million.

On September 8, 2005, Aspen announced its initial estimate of retained losses, after recoveries from its outwards reinsurance program and the impact of outwards and inwards re-instatement premiums, of approximately $150 million on an after tax basis, which the Company estimated was consistent with industry insured losses for Hurricane Katrina in the region of $40 billion. This equated to estimated gross losses to the Company of approximately $590 million.

Aspen has received several new and very preliminary indications from brokers that certain cedants' losses are likely to be considerably larger than anticipated and, for some cedants, may exceed their 1 in 100 year (1% exceedance probability) or even 1 in 250 year (0.4% exceedance probability) loss return period calculations for US wind losses. This would imply industry insured losses for Hurricane Katrina considerably in excess of $40 billion. As a consequence, the Company conducted a review of its initial loss estimates in respect of Hurricane Katrina and the New Orleans Flood to reflect these significantly more adverse potential outcomes.

The Company's estimates and review discussed above and in relation to Hurricane Rita discussed below necessarily remain preliminary, involve the exercise of considerable judgment and reflect a combination of ground-up evaluations, information available to date from brokers, the application of Aspen's catastrophe modeling systems, market intelligence, initial tentative loss reports and other sources.

Based on the range of estimated gross losses to the Company related to Hurricane Katrina, the Company will have exhausted its retrocessional outwards reinsurance program protecting its property reinsurance and specialty reinsurance lines of business in respect of this loss. On the same basis, approximately $40 million remains available under the Company's outwards reinsurance cover in relation to its offshore direct energy account and approximately $75 million remains available in relation to the Company's excess and surplus lines business written by its US subsidiary.

In addition to Aspen's outwards reinsurance program, Aspen has further cover of up to $100 million under a fully collateralized risk transfer swap placed with a non-insurance counter-party. This would provide Aspen with recoveries if the level of industry losses as determined by Property Claims Services from Hurricane Katrina in the continental United States exceed $39 billion, with the maximum of $100 million recoverable, on a linear basis, if such industry losses reach $47 billion. Any potential recoveries under this catastrophe swap contract have been excluded from the Company's estimated net loss figures above.

Aspen also estimates that its retained losses from Hurricane Rita after recoveries from its outwards reinsurance program and the impact of outwards and inwards re-instatement premiums are likely to be between $50 million and $60 million on an after tax basis, which are based on estimated gross losses to the Company of between $150 million and $200 million. Based on these estimated gross losses, Aspen has approximately $50 million of further outwards reinsurance cover available in relation to its marine and energy physical damage losses and approximately $ 200 million of additional reinsurance cover available under its primary retrocessional program.

Due to the scale of Hurricane Katrina and the New Orleans Flood in particular, including legal and regulatory uncertainty, an inability to access portions of the affected areas, the complexity of factors contributing to the losses and the preliminary nature of the information used to prepare these estimates, there can be no assurance that Aspen's ultimate losses associated with either Hurricane Katrina, the New Orleans Flood, or Hurricane Rita will lie within the stated ranges.

Aspen will discuss its losses from Hurricanes Katrina and Rita and the New Orleans Flood during its third quarter earnings call scheduled for October 28.

Chris O'Kane, Chief Executive Officer, commented:

"Hurricane Katrina, the New Orleans Flood and Hurricane Rita present unprecedented challenges for our industry and the magnitude of these is only gradually emerging. Principal amongst them will be the loss adjusting issues involved in separating storm damage from at least two separate incidences of flooding and emerging interpretive coverage issues.

The other great challenge, if indeed certain cedants' ultimate losses do lie within the 1 in 100 year or 1 in 250 year return period range, will be for the industry to recalibrate the loss frequency and loss severity assumptions on which property insurance and reinsurance pricing are based. Aspen has considerable underwriting, actuarial and catastrophe modeling expertise at its disposal and I believe that Aspen has made considerable progress in meeting this challenge.

We will be redesigning certain of our key products and based on our strong position we are extremely well placed to benefit from the market hardening which is already apparent. We anticipate that affected lines such as energy physical damage, major account property insurance and catastrophe exposed property reinsurance should experience significant price increases."

About Aspen Insurance Holdings Limited

Aspen Insurance Holdings Limited was established in June 2002. Aspen is a Bermudian holding company that provides property and casualty reinsurance in the global market, property and liability insurance principally in the United Kingdom and the United States and marine and aviation insurance worldwide through Aspen Insurance UK Limited. Aspen's operations are conducted through its wholly-owned subsidiaries located in London, Bermuda and the United States: Aspen Insurance UK Limited, Aspen Insurance Limited and Aspen Specialty Insurance Company. Aspen has four operating segments: property reinsurance, casualty reinsurance, specialty insurance and reinsurance and property and casualty insurance. Aspen's principal existing shareholders include The Blackstone Group, Candover Partners Limited, Wellington Underwriting plc and Credit Suisse First Boston Private Equity. For more information about Aspen, please visit the Company's website at www.aspen.bm.

Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Aspen's earnings conference call may contain, written or oral "forward-looking statements" within the meaning of the U.S. federal securities laws. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as "expect," "intend," "plan," "believe," "project," "anticipate," "seek," "will," "estimate," "may," "continue," and similar expressions of a future or forward-looking nature.

All forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside the Company's control that could cause actual results to differ materially from such statements. Important events that could cause the actual results to differ include, but are not limited to: the impact of acts of terrorism and acts of war and related legislations; the possibility of greater frequency or severity of or unanticipated losses from natural or man-made catastrophes, including Hurricanes Katrina and Rita and the New Orleans Flood; evolving interpretive issues with respect to coverage as a result of Hurricanes Katrina and Rita and the New Orleans Flood; the level of inflation in repair costs due to limited availability of labor and materials after catastrophes, the effectiveness of the Company's loss limitation methods; changes in the availability, cost or quality of reinsurance or retrocessional coverage; the loss of key personnel; a decline in the operating subsidiaries' ratings with Standard & Poor's, A.M. Best or Moody's; changes in general economic conditions; increased competition on the basis of pricing, capacity, coverage terms or other factors; decrease in demand for the Company's insurance or reinsurance products and cyclical downturn of the industry; changes in governmental regulation or tax laws in the jurisdictions where the Company conducts business; the total industry losses resulting from Hurricanes Katrina and Rita and the New Orleans Flood; the actual number of the Company's insureds incurring losses from these storms; the limited actual loss reports received from the Company's insureds to date; the preliminary nature of possible loss information received by brokers to date on behalf of cedants; the Company's reliance on industry loss estimates and those generated by modeling techniques; the impact of these storms on the Company's reinsurers; the amount and timing of reinsurance recoverables and reimbursements actually received by the Company from its reinsurers; the overall level of competition, and the related demand and supply dynamics as contracts come up for renewal. For a more detailed description of these uncertainties and other factors, please see the "Risk Factors" section in Aspen's Annual Report on Form 10-K for the year ended December 31, 2004, filed with the U.S. Securities and Exchange Commission on March 14, 2005. Aspen undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

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Aspen Insurance Holdings Limited	T 441-297-9382
Noah Fields, Head of Investor Relations
UK Contacts:
The Maitland Consultancy	T 44-20-7379-5151
Brian Hudspith